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                                                                    EXHIBIT 99.1

CINCINNATI BELL INC.
PRESS RELEASE

Investor/Media contact:
-----------------------
Kevin Sullivan
513.397.5752
kevin.sullivan@cinbell.com


          CINCINNATI BELL INC. ANNOUNCES COMPLETION OF ITS $540M 8 3/8%
           SENIOR SUBORDINATED NOTES OFFERING, PURCHASE OF CONVERTIBLE
        SUBORDINATED NOTES, AND AMENDMENT OF ITS SENIOR CREDIT FACILITIES

CINCINNATI - November 20, 2003 - Cincinnati Bell Inc. (NYSE:CBB) announced the completion of its placement of $540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 in a private placement under Rule 144A of the Securities Act of 1933. The net proceeds from the offering were used to purchase all of the Company's outstanding Convertible Subordinated Notes due 2009, which bore interest at 9 percent per annum, and to reduce outstanding borrowings under its revolving credit facility.

The Notes will mature on January 15, 2014. Interest on the Notes will be payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2004.

In addition, the Company announced it has amended its existing Senior Credit Facilities to permanently repay all of its $327 million outstanding Term A, Term B, and Term C facilities, and $198 million of its revolving loan facility, with the proceeds of $525 million in new Term D borrowings. The Term D facility will fully mature in June 2008 and bear interest at 250 basis points over LIBOR. The Term A, Term B, and Term C facilities had been bearing interest at 375 basis points over LIBOR, while borrowings under the revolving credit facility bear interest at 425 basis points over LIBOR. This amendment therefore reduces the company's weighted average interest rate by 144 basis points on the $525 million.

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The Company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

SAFE HARBOR NOTE
Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell's annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements.

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